Understanding Structured Notes & CDs
DWS Structured Products Americas

RESHAPING INVESTING.                                                    DWS LOGO
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What we will cover

|X|  About Deutsche Bank
|X|  Bermuda Triangle of Diminished Expectations
|X|  Structural DiversificationSM
|X|  Evolution of Investing
|X|  Structured Notes Marketplace
|X|  What is a Structured Note or CD?
|X|  Features & Types of Structured Notes and CDs
|X|  Risk versus Return
|X|  Shaped Returns
|X|  ReCap

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About Deutsche Bank

                                             Deutsche Bank Logo
                                     A+ rated by Standard & Poors(1)
                                     Tier 1 capital ratio of 10.1%(2)
                         More than 80,000 employees in 72 countries worldwide(2)

  Corporate and          Corporate      Private Clients and Asset Management
 Investment Bank        Investments
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Global    Global     Corporate         Asset         Private &    Private Wealth
Banking  Markets     Investments       Management     Business    Management

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(1)  As of March 2, 2009. A credit rating is not a recommendation to buy, sell or hold any investment and may be subject to revision or withdrawal at any time by the assigning rating agency.

(2)  As of December 31, 2008.
(3)  All AuM as of December 31, 2008.

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Bermuda Triangle of Diminished Expectations . . .

|X|  Recent market events have significantly impacted the financial landscape potentially reshaping many of the fundamental assumptions upon which investing was based

|X|  Assumption that a "well diversified portfolio" adequately protects investors has been challenged

|X|  Bermuda Triangle of Diminished Expectations - driven by Lower Returns,
     Higher Volatility and Increased Correlation - has fundamentally changed how a "well diversified portfolio" is both viewed and constructed

|X|  New tools are needed to navigate the Bermuda Triangle. . .

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Diminished Expectations - Lower Returns

|X|  While past performance is not indicative of future investment returns, as this chart illustrates equity returns for the period 2000 to 2008 were the lowest of the post- World War II era

|X|  Indeed, equity returns have been steadily declining - with the period 1980 to 1999 an important exception - throughout the post- World War II era

|X|  Whether or not this trend continues remains to be seen - advisors and investors who believe diminished expectations - in the form of lower returns on equities - will continue need to take this into consideration when constructing portfolios and making informed investment decisions

*    Source: Bloomberg, March 2, 2009. Average Annual Return - Equities is
     based upon returns of the S&P 500(C) Index with dividends reinvested.
     Annual Return - Equities for 2008 was -38.49%. Past performance is not indicative of future returns. It is not possible to invest directly in an index.

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Diminished Expectations - Higher Volatility

|X|  Volatility is a measure of the rate at which the price of an asset changes and typically is viewed as a proxy for measuring risk -increased volatility implies increased risk

|X|  Here we look at the frequency of trading days where the S&P 500(C) Index moved up or down by more than 2.00% as a measure of volatility and, hence, risk

|X|  Once again while past performance is not indicative of future investment returns, a steady increase in the number of such days during the period
     1950 to 1999 was followed by a surge from 2000 to 2008

|X|  Whether or not this trend continues remains to be seen - advisors and investors who believe diminished expectations - here in the form of increased volatility - will continue need to take this into consideration when constructing portfolios and making informed investment decisions

*    Source: Bloomberg, March 2, 2009. During 2008 there were 72 trading days with +/- 2% or greater change in the S&P 500(C) Index. Past performance is not indicative of future returns. It is not possible to invest directly in an index.

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Diminished Expectations - Increased Correlation

|X|  Correlation measures the degree to which the returns of one asset moves in relation to those of another - a correlation of 1.00 means that the assets move in lockstep

|X|  Concept of portfolio diversification is predicated, in part, upon the assumption that investment returns across asset classes are not highly correlated - hence, diversification may decrease risk

|X|  Recent market events have challenged this and other assumptions

|X|  Correlations amongst asset classes as well as amongst categories within asset classes have generally increased

|X|  Potential impact upon portfolio construction remains unclear, but changing market conditions are challenging traditional investment assumptions

*    Source: Bloomberg, March 2, 2009. Correlations for: US Equities are based upon returns of the S&P 500(C) Index; Commodities are based upon returns of the Dow Jones AIG Commodity Excess Return Index; Bond returns are based upon returns of the BarCap US Aggregate Total Return Value USD Index;
     Global Equities are based upon returns of the MSCI World Index; European
     Equities are based upon returns of the MSCI EAFE Index; and Emerging
     Markets Equities are based upon returns of the MSCI Emerging Markets
     Index. Past performance is not indicative of future returns. It is not possible to invest directly in an index.

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Structural DiversificationSM

|X|  For advisors and investors who believe that Diminished Expectations will continue new tools are needed to navigate the Bermuda Triangle of Lower
     Returns, Higher Volatility and Increased Correlation - one such new tool is Structural Diversification

|X|  Structural Diversification is best viewed as a complement to traditional asset allocation investing - i.e., diversifying a portfolio across asset classes or amongst categories within asset classes

|X|  It involves integrating outcome oriented investment products - such as structured notes and CDs - into an investment portfolio to provide
     Structural Diversification

|X|  Goal of Structural Diversification is to address the Bermuda Triangle of
     Lower Returns, Higher Volatility and Increased Correlation with new investment options such as structured notes & CDs

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The Evolution of Investing

Investing has evolved over the last century - the arrival and explosive growth of mutual funds, the proliferation of asset allocation strategies, the quest for alpha* and, most recently, the advent of custom and outcome oriented solutions - all significantly impacting investment decision making.

*    Alpha is a measure of the difference between actual returns and expected performance, given a specific level of risk.

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Structured Products Marketplace

|X|  While still a relatively new industry, the US retail structured products market is expanding rapidly

|X|  Indeed, in recent years structured notes and CDs have been some of the fastest growing investment products in the US

|X|  Industry awareness and media coverage has increased significantly as issuers and distributors have adapted their products and practices to changing investor needs and market conditions

                            US Structured Products*
                           New Issuance: 2003 - 2007
                                 (USD Billions)

           * Source: Structured Products Association (March 2, 2009

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What is a Structured Note or CD?

|X|  A structured note or CD is a financially engineered, packaged investment comprised of multiple components, typically a Performance Component and a
     Principal Component.

What exactly does this tell us?

|X|  First, it tells us that a structured note or CD is not like an ordinary fixed income or equity investment in that it has been "engineered" -
     stated differently, it is a structured investment that has been designed or constructed to achieve a particular investment outcome or return profile.

|X|  Second, it tells us that a structured note or CD has multiple components, so it is not just a bond, an equity or some other single investment component.

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What is a Structured Note or CD? (cont.)
|X|  These components - the Performance Component and the Principal Component -
     represent the financially engineered aspect of structured notes or CDs.

|X|  Finally, we learn that a structured note or CD is a packaged investment -
     in this respect it is similar to many other investments such as a mutual fund which is a packaged investment bundling together a portfolio of investments such as equities.

|X|  This characteristic permits investors to gain exposure to multiple underlying assets in a single investment product.

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What is a Structured Note or CD? (cont.)

|X|  The return of structured notes and CDs is typically paid at maturity although some products may feature periodic coupons or be callable by the issuer prior to maturity.

|X|  May be packaged as registered medium term notes or as FDIC insured certificates of deposit (subject to applicable FDIC insurance limits)

|X|  The performance of structured notes and CDs prior to maturity is subject to market conditions and they may trade at a discount in the secondary market, if any. Consequently they should be viewed as buy and hold type investments.

|X|  Investors in structured notes and CDs have credit exposure to the issuer for all amounts due on the notes and CDs including the return of principal at maturity, if applicable. CDs also have the feature of FDIC insurance up to applicable limits.

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Features of Structured Notes and CDs

Structured Notes and CDs have features often unavailable with traditional investments such as:

|X|  Enhanced Returns - Potential to enhance returns across asset classes though the use of leverage or limited principal protection*.

|X|  Access - Ability to access asset classes that may be difficult or uneconomic to invest in directly such as commodities or currencies.

|X|  Shaped Returns - Investment returns or profiles - such as full or limited principal protection* - not typically accessible through traditional investment products such as mutual funds or ETFs.

|X|  Outcome Oriented - Investment returns at maturity on most structured notes and CDs are specified by predetermined rules that are known on trade date
     - therefore the range of potential investment outcomes generally is known in advance.

* Principal protected if held to maturity, subject to the credit of the issuer.

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Types of Structured Notes and CDs

Principal Protected*         Structured notes and CDs may be classified into
                             three broad categories:  Principal Protected*,
                             Yield Enhancement and Out-Performance.

Yield Enhancement            Financial advisors may select structured notes
                             and CDs that fit a specific investor's individual
                             risk/return profile, create an Outcome Oriented
Out-Performance              portfolio, provide Access to specific asset or
                             asset classes and/or that provide Enhanced Returns.

* Principal protected if held to maturity, subject to the credit of the issuer.

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Types of Structured Notes and CDs

Principal Protected*

                    |X|  Full or substantially full principal protection at
                         maturity, subject to the credit of the issuer

                    |X|  May be issued as either a structured note or CD

                    |X|  Subject to applicable FDIC insurance limits if issued
                         as a CD

                    |X|  Typically have longer maturities due to the principal
                         protection feature

                    |X|  Credit exposure to the issuer for all amounts due
                         including the return of principal at maturity

* Principal protected if held to maturity, subject to the credit of the issuer.

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Types of Structured Notes and CDs

Yield Enhancement

                    |X|  Typically provide an opportunity to earn enhanced
                         periodic, contingent coupon payments
                    |X|  Issued as either a structured note or CD
                    |X|  If issued as a CD, subject to applicable FDIC
                         insurance limits
                    |X|  Typically have longer maturities due to the principal
                         protection* as well as other features

* Principal protected if held to maturity, subject to the credit of the issuer.

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Types of Structured Notes and CDs

Out-Performance

                    |X|  Generally have limited or no principal protection*
                    |X|  Typically provide for the potential to participate in
                         Enhanced Returns
                    |X|  Issued as a structured note (structured CDs generally
                         provide for full principal protection*)
                    |X|  Maturities are generally shorter

* Principal protected if held to maturity, subject to the credit of the issuer.

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Risk versus Return

Like all investments, structured notes and CDs involve a trade-off between risk and return. Generally, the greater the potential return of a structured note or
CD the greater the associated risks.

* Principal protected if held to maturity, subject to the credit of the issuer.

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Shaped Returns

|X|  Structured Notes and CDs typically have what are called Shaped Returns.

|X|  This chart illustrates the return of a traditional investment such a share of stock

|X|  As the value of the share of stock increases investment return increases by the same amount

|X|  Consequently, investment return as well as stock return - both represented here in blue - are a straight line

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Risk versus Return (cont.)

|X|  This chart illustrates Shaped Returns for a hypothetical structured note linked to an underlying equity index

|X|  The return of the underlying equity index - represented here in blue - is a straight line

|X|  The investment return of the hypothetical structured note - represented here in gold - illustrates Shaped Returns

|X|  The shaped return of the hypothetical note creates the potential Enhanced
     Returns - illustrated by the shaded area

Illustration - Shaped Returns

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ReCap
|X|  Bermuda Triangle of Diminished Expectations - driven by Lower Returns,
     Higher Volatility and Increased Correlation - has fundamentally changed how a "well diversified portfolio" is both viewed and constructed
|X|  A structured note or CD is a financially engineered, packaged investment comprised of multiple components, typically a Performance Component and a
     Principal Component.
|X|  Investors in structured notes and CDs have credit exposure to the issuer for all amounts due on the notes and CDs including the return of principal at maturity, if applicable.
|X|  Structured notes and CDs may be classified into three broad categories:
     Principal Protected*, Yield Enhancement and Out-Performance.
|X|  Structured notes and CDs may be selected to fit a specific investor's individual risk/return profile, create an Outcome Oriented portfolio, provide Access to specific asset or asset classes and/or provide Enhanced
     Returns.
|X|  Like all investments, structured notes and CDs involve a trade-off between risk and return. Generally, the greater the potential return of a structured note or CD the greater the associated risks.
|X|  Structured Notes and CDs typically have what are called Shaped Returns and potentially help provide Structural Diversification.

* Principal protected if held to maturity, subject to the credit of the issuer.

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Before purchasing a structured note or CD, investors should carefully consider the risks associated with an investment in the structured note or CD and whether the structured note or CD is a suitable investment for them. Before investing, prospective investors should read the prospectus or disclosure statement, as applicable, relating to the particular structured note or CD. In addition, investors are encouraged to consult with their investment, legal, accounting, tax and other advisers in connection with any investment in a structured note or CD.

The content in this DWS Investments presentation is intended for informational and educational purposes only. Before committing to any investment, investors should seek the advice of an independent financial advisor.

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DWS Structured Products Americas Contacts

Christopher Warren
Managing Director - Head of Structured Products Americas
DWS Investments Distributors, Inc.
345 Park Avenue, 27th Floor
Office 212 454 2123
Fax 212 454 7171
Email chris.warren@db.com

Jason Hubschman
Director - Head of Structuring & Product Development
DWS Investments Distributors, Inc.
345 Park Avenue, 27th Floor
Office 212 454 7194
Fax 212 454 7171
Email jason.hubschman@db.com

Matt Streeter
Assistant Vice President, Structuring & Product Development
DWS Investments Distributors, Inc.
345 Park Avenue, 27th Floor
Office 212 454 2774
Fax 212 454 7171
Email matt.streeter@db.com

Jeff Goldstein
Vice President, Structured Products Marketing
DWS Investments Distributors, Inc.
345 Park Avenue, 27th Floor
Office 212 454 4372
Fax 212 454 7171
Email jeffrey.goldstein@db.com

Christopher Ferreira
Assistant Vice President, Structured Products Marketing
DWS Investments Distributors, Inc.
345 Park Avenue, 27th Floor
Office 212 454 2207
Fax 212 454 7171
Email christopher.ferreira@db.com

Rupert Watts
Associate, Structured Products Marketing
DWS Investments Distributors, Inc.
345 Park Avenue, 27th Floor
Office 212 454 1553
Fax 212 454 7171
Email rupert.watts@db.com

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STRUCTURED NOTES
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Page 24

Important Information
--------------------------------------------------------------------------------
Before purchasing a structured product, investors should carefully consider the risks associated with an investment in the structured product and whether the structured product is suitable for them. Before investing, prospective investors should read the prospectus relating to the particular structured product. In addition, investors are encouraged to consult with their investment, legal, accounting, tax and other advisors in connection with any investment in a structured product.

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-311-4409.

DWS Investments is the US retail brand name of Deutsche Asset Management
(DeAM), the global asset management division of Deutsche Bank AG. X-markets is the Deutsche Bank worldwide platform for structured notes.
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-------------------------------------   DWS Investments is part of Deutsche
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File Pursuant to Rule 433               name in the US for the asset management
Registration Statement No. 333-137902   activities of Deutsche Bank AG, Deutsche
Dated:  March 6, 2009                   Bank Trust Company Americas, Deutsche
-------------------------------------   Investment Management Americas Inc. and
-------------------------------------   DWS Trust Company.
NOT FDIC/NCUA INSURED OR GUARANTEED
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